CONSULTING AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of June, 2004.

A M O N G:

AC TECHNICAL SYSTEMS LTD., a corporation incorporated pursuant to the laws of the Province of Ontario,

(the "Corporation")

- and -

1608913 Ontario Inc., a corporation incorporated pursuant to the laws of the Province of Ontario,

(the "Consultant")

- and -

DOMINIC BURNS, an individual residing in the Province of Ontario,

("Dominic")

WHEREAS the Corporation and the Consultant wish to enter into this Agreement to specify the rights and obligations of each of them in respect of the rendering of services by the Consultant to the Corporation.

NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Consultant agree as specified herein.

1. Definitions

In this Agreement,

(a) "Agreement" means this agreement and all schedules attached to this agreement;

(b) "Annual Gross Revenue" means the total product and maintenance revenue recorded for the period commencing January 1 and ending on December 31.

(c) "Business Day" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

(d) "Confidential Information" means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business and affairs of the Corporation;

(e) "Just Cause" means wilful failure of the Consultant to properly discharge its obligations as specified in section 2 hereof after written notice by the Corporation of the failure to do so and an opportunity for the Consultant to correct the same within a reasonable time from the date of receipt of such written notice from the Corporation, or theft, fraud or material dishonesty or misconduct by the Consultant involving the property or affairs of the Corporation or the carrying out of the Consultant's obligations;

(f) "Person" means any individual, corporation, joint venture, syndicate, sole proprietorship, company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

2. Performance of Consulting Services

(a) During the term of this Agreement, the Consultant shall provide to the Corporation, in accordance with the terms hereof, such consulting services (the "Services") as the Corporation may reasonably request from time to time.

(b) The Consultant shall, unless the parties agree to the contrary, provide the equipment necessary in order to render the Services required by the Corporation.

(c) The Consultant may render consulting services to any other person, excluding persons whose business is competitive with that of the Corporation, provided the Consultant does not breach its obligations specified in section 6 hereof and provided further that any consulting services provided to any other person does not interfere with its ability to provide the Services to the Corporation when called upon to do so.

(d) For the purpose of this section "competitive business" shall be determined as specified in section 6 hereof.

(e) All Services shall be provided on a timely, professional and competent manner and in accordance with the policies and procedures of the Corporation.

3. Compensation For Services – Consulting Fees

(a) The Consultant shall provide the Services to the Corporation for the following compensation:

(i) From October 1, 2004 until December 31, 2004 compensation at the rate of $250,000.00 CAD. per annum

(ii) From January 1, 2005 until December 31, 2005 the sum of $275,000 CAD;

(iii) From January 1, 2006 until December 31, 2006 the sum of $300,000 CAD;

(iv) From January 1, 2007 until December 31, 2007 the sum of $325,000 CAD;

(v) From January 1, 2008 until December 31, 2008 the sum of $350,000 CAD;

(vi) From January 1, 2009 until December 31, 2009 the sum of $375,000 CAD;

(b) Subject to subclause (i) hereof, the payments shall be made in equal instalments on the fifteenth (15th) day and last day of each month during the term of this Agreement;

(c) The Consultant shall provide the exclusive services of Dominic to the Corporation for the purpose of complying with its obligations pursuant to this Agreement.

(d) The Consultant shall render invoices to the Corporation for the payments to be made to the Consultant together with GST as appropriate

4. Additional Compensation

In addition to the amounts specified in paragraph 3 hereof, the Corporation shall pay to the Consultant:

(b) A bonus payable upon the Corporation attaining the Annual Gross Revenue target as specified in the following, for the period calendar years, 2004, 2005, 2006, 2007:

Calender Year	Target (all in CAD Dollars)	Total Bonus (all in CAD Dollars)
2004	$16,000,000	$80,000
2005	$20,000,000	$200,000
2006	$25,000,000	$250,000
2007	$31,250,000	$312,500
2008	$39,062,500	$390,625
2009	$48,828,125	$488.281

An additional bonus of 2% will be paid for each additional increment of $500,000 Annual Gross Revenue beyond the sales target in any given year.

5. Term

(a) This Agreement shall commence on the date hereof and shall expire upon the expiration on December 31, 2009.

(b) The Consultant may terminate the Agreement upon 180 days' notice to the Corporation.

6. Non-Competition

(a) Each of the Consultant and Dominic acknowledges that the Corporation has a substantial interest in the business of development, integration and installation of security systems for the security market the ("Business") and acknowledges that the Consultant may acquire detailed confidential information and trade secrets concerning the present and contemplated Business of the Corporation and concerning the employees of the Corporation, the disclosure of any of which detailed confidential information and trade secrets to competitors of the Corporation, or to the general public would be highly detrimental to the best interests of the Corporation.

(b) Each of the Consultant and Dominic further acknowledges and agrees that the right to maintain confidential such detailed confidential information and trade secrets constitutes a proprietary right that the Corporation is entitled to protect.

(c) Each of the Consultant and Dominic covenants and agrees with the Corporation:

(i) Each of the Consultant and Dominic will not disclose any of such detailed confidential information and trade secrets to any person nor shall they or either of them use the same for any purposes;

(ii) Each of the Consultant and Dominic will not for a period of 3 years after the termination of this Agreement for any reason whatsoever, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, shareholder or in any other manner whatsoever contact for the purpose of business solicitation any person, firm, corporation or governmental agency who was a customer of the Corporation on or after the date of termination of this Agreement; and

(iii) that each of the Consultant and Dominic will not at any time during the period from the date hereof to and including one year after the date of termination of this Agreement, either individually or in

partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, shareholder, employee or in any manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his/its name or any part thereof to be used by any person or persons, firm association, syndicate, company or corporation engaged in or concerned with or interested in, within North America any business similar to the Business. The board of directors of the Corporation shall have the right to allow Consultant join the board of any particular companies or business organizations.

(d) Notwithstanding the definition of "Business" it is understood that term shall also include any other business that the Corporation is conducting at the relevant time prior to the termination of Consultants services. Consultant shall be allowed to invest in businesses that are not engaged in any business that the Corporation is conducting.

(e) Each of the Consultant and Dominic hereby agrees that all restrictions in this Agreement are reasonable and valid.

(f) Each of the Consultant and Dominic acknowledges that in the event of breach of any of the covenants contained herein the damages of the Corporation will be difficult to ascertain and accordingly, each of the Consultant and Dominic agrees that the Corporation shall be entitled to specific performance of such covenants and to an injunction to prevent any continuing violation of such covenants.

7. Notices

Any notice or any other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by telecopier or other means of electronic communication or by hand delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by telecopier or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lockout or otherwise, notices or other communications shall be delivered by hand or sent by telecopier or other means of electronic communication and shall be deemed to have been received in accordance with this paragraph. Notices and other communications shall be addressed as follows:

(a) if to the Consultant and Dominic:

1608913 Ontario Inc
15 Westlake Street
Hampton On L0B 1J0

(b) if to the Corporation:

2100 Forbes Street
Whitby, Ontario
L1N 9T3

8. Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

9. Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

10. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

11. Acknowledgment

The parties acknowledge that the Consultant is an independent contractor and not an employee of the Corporation. Accordingly, the Corporation shall have no obligation to make any source or other deductions in respect of amounts billed to the Corporation by the Consultant.

12. Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respect heirs, executors, administrators, legal and personal representatives, successors and assigns.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above mentioned.

AC TECHNICAL SYSTEMS LTD.

Per: ____________________
Authorized Signing Officer

1608913 ONTARIO INC.

Per: ____________________
Authorized Signing Officer

____
Witness

____
Dominic Burns